Exhibit 10.6

3COM CORPORATION

2003 STOCK PLAN

[FORM OF PERFORMANCE VESTING

RESTRICTED STOCK AGREEMENT]

THIS RESTRICTED STOCK GRANT AGREEMENT (the “Award Agreement”) is made effective [INSERT DATE] (the “Grant Date”), by and between 3Com Corporation (the “Company”), and [INSERT NAME] (the “Participant”).

The Company desires to issue and the Participant desires to acquire shares of the Common Stock as herein described, pursuant to the Company’s 2003 Stock Plan, as amended (the “Plan”), on the terms and conditions set forth in this Award Agreement and the Plan, the terms and conditions of which are incorporated herein by reference. Unless otherwise defined herein, capitalized terms shall have the meaning given to them in the Plan.

IT IS AGREED between the parties as follows:

1.          Issuance of Shares. On the Grant Date, the Company shall issue to the Participant, subject to the provisions hereof and the Plan, [INSERT NUMBER OF SHARES] shares of Common Stock (the “Shares”) in consideration for the Participant’s service with the Company.

No Shares shall be issued pursuant to this Award Agreement if the issuance and delivery of such Shares would constitute a violation of any applicable federal or state securities law or other law or regulation, or would fail to satisfy the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the issuance and delivery of the Shares, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

2.          Administration. All questions of interpretation concerning this Award Agreement shall be determined by the Administrator. All determinations by the Administrator shall be final and binding upon all persons having an interest in this Award Agreement.

3.	Vesting and Unvested Share Reacquisition Right.

(a)	Vesting.

See Exhibit A

(b)       One Year Holding Requirement. The Participant is prohibited from selling, transferring, or otherwise disposing of the Shares for a period of one (1) year following the vesting, if any, of the Shares, except that the Participant may sell or otherwise dispose of that number of shares sufficient to cover any tax withholding obligations as determined by the Company.

(c)       Unvested Share Reacquisition Right. In the event the Participant’s Service Provider relationship with the Company is terminated for any reason, with or without Cause (as defined in the Plan), or in the event that the vesting metrics set forth in Exhibit A are not achieved, the Company shall automatically reacquire Shares that are not then Vested Shares (the “Unvested Shares”) and the Participant shall not be entitled to any payment therefor (the “Unvested Share Reacquisition Right”).

(d)       Change in Control. Subject to Section 14(c) of the Plan, in the event of a Change in Control (as defined in the Plan), this Award Agreement shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, and the Unvested Share Reacquisition Right attached to the Shares shall continue in full force and effect. In the event that the successor corporation refuses to assume this Award Agreement or substitute for the Shares, the Participant shall fully vest in such Shares, including Shares as to which he or she would not otherwise be vested.

(e)        Parachute Payment. In the event that the acceleration of the vesting of any Unvested Shares pursuant to Section 3(d) above will result in a "parachute payment" as defined in Section 280G of the Code, notwithstanding Section 3(d), the extent to which vesting will be accelerated in connection with a Change in Control shall not exceed the amount of vesting which produces the greatest after-tax benefit to the Participant, as determined by the Company in a fair and equitable manner.

4.          Legends. The Company may at any time place legends referencing the Unvested Share Reacquisition Right set forth in Section 3 above and any applicable federal and/or state securities law restrictions on all certificates representing Shares subject to the provisions of this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired under this Award Agreement in the possession of the Participant in order to carry out the provisions of this Section 4. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN THIS AWARD AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

5.	Escrow.

(a)       Establishment of Escrow. To ensure that the Shares subject to the Unvested Share Reacquisition Right will be available for reacquisition, the Company may require the Participant to deposit the certificate or certificates evidencing the Unvested Shares with an escrow agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company. If the Company does not require such deposit as a condition of the issuance of Shares to the Participant, the Company reserves the right at any time to require the Participant to so deposit the Unvested Share certificate or certificates in escrow. The Company shall bear the expenses of the escrow.

(b)        Delivery of Shares to Participant. As soon as practicable after the expiration of the Unvested Share Reacquisition Right, the escrow agent shall deliver to the Participant the Shares no longer subject to such restriction.

6.          Transfers in Violation of Award Agreement. The Company shall not be required (a) to transfer on its books any Shares which are sold or transferred in violation of any of the provisions set forth in this Award Agreement, or (b) to treat as the owner of the Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom the Shares shall have been so transferred.

7.          Rights as a Stockholder or Employee. The Participant shall have no rights as a stockholder with respect to the Shares until such time the Shares are issued to the Participant in the form of a certificate or certificates for the Shares. Except as provided in Section 14(a) of the Plan, no adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such certificate or certificates are issued. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue as a Service Provider or to interfere in any way with any right of the Company to terminate the Participant’s Service Provider relationship at any time.

8.          Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

9.          Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon electronic delivery, or upon delivery by certified mail, addressed to the other party hereto at the address shown below such party’s signature to this Award Agreement or at such other address as such party may designate by ten (10) days advance written notice to all other parties hereto.

10.        Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

11.	Taxes.

(a) Withholding. At the time that this Award Agreement is executed, or at any time thereafter as determined by the Company, the Company shall have the right to withhold the applicable minimum withholding taxes, including but not limited to federal tax, state tax, foreign taxes or social taxes, if any, which arise in connection with the acquisition of Shares pursuant to the Plan, including, without limitation, obligations arising upon (i) the transfer, in whole or in part, of any Shares, (ii) the lapse of any restriction with respect to any Shares acquired pursuant to the Plan, or (iii) the filing of an election to recognize a tax liability. The Participant authorizes the Company to withhold from the Participant’s compensation such amounts as may be necessary to satisfy the minimum applicable tax withholding obligations arising in connection with the issuance of the Shares pursuant to the Plan. The Company shall have no obligation to issue a certificate as to the Shares and/or to release the Shares from escrow until applicable withholding obligations have been satisfied.

(b) Section 83(b) Election. The Participant acknowledges and understands that when the Shares become Vested Shares under this Award Agreement, Section 83 of the Code imposes a tax at ordinary income rates with respect to such Vested Shares in an amount equal to the fair market value of such Vested Shares, determined on the date such Shares become Vested Shares. The Participant also understands that (i) alternatively, the Participant may elect to be taxed in the year the Shares were granted rather than when the Shares become Vested Shares by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date; (ii) if the Participant files such an election, the Participant will be taxed at ordinary income rates on the fair market value of the Shares on the Grant Date; (iii) if the Participant makes such an election he or she must provide the Company with a copy of the election no later than three (3) business days after filing the election with the Internal Revenue Service; and (iv) the Participant must file another copy of the election with his or her federal income tax return for the tax year in which Participant filed the election. The Participant acknowledges that it is the Participant’s sole responsibility and not the Company’s responsibility to determine whether it is advisable to make the election and, if the Participant so elects, to file the election in a timely fashion and to make any filings under corresponding provisions of state tax law.

12.        Trade for Taxes (Swap). Please circle the applicable election below to confirm whether you wish to trade Shares to satisfy the minimum required tax withholding determined upon the date of vesting outlined in Section 11 above. If you elect to trade Shares to satisfy the minimum taxes due, the remaining amount due after the trade, less than the value of one Share, will be deducted from your cash compensation. If you wish to change your election during the life of the Award Agreement, you must contact Stock Administration at least thirty (30) days prior to the applicable vesting date.

TRADE SHARES FOR TAXES DUE (please circle one):	YES	NO

If you do not wish to trade Shares for taxes, and select “no” above, you must provide payment to Stock Administration within fifteen (15) days from date of vesting. If payment is not provided within fifteen (15) days after applicable taxes are due, Stock Administration will have the authority and discretion to (i) trade Shares to satisfy such applicable taxes or (ii) to withhold the entire tax obligation from your compensation.

13.        Broker. Your Shares will be deposited directly into your brokerage account with the Company’s approved broker when vested and the applicable withholding obligations have been satisfied.

14.        Certificate Registration. The certificate or certificates for the Shares acquired pursuant to this Award Agreement shall be registered in the name of the Participant.

15.        Integrated Agreement. This Award Agreement and the Plan constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations, or warranties among the Participant and the Company other than those set forth or provided for herein or therein.

16.        Governing Law. This Award Agreement is governed by the laws of the Commonwealth of Massachusetts, without reference to conflicts of law provisions. The parties hereby understand and agree that any action to enforce or interpret or otherwise regarding this Award Agreement shall be filed in the state or federal courts in the Commonwealth of Massachusetts.

17.        Data Privacy. By entering into this Award Agreement, and as a condition of the grant of the Shares, the Participant consents to the collection, use and transfer of personal data as described in this Section. The Participant understands that the Company and its subsidiaries hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or equivalent tax identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Shares or other entitlements to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Participant further understands that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of the Participant’s participation in the Plan, and that the Company and/or its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (“Data Recipients”). The Participant understands that these Data Recipients may be located in the Participant’s country of residence, the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf, to a broker or third party with whom the Shares acquired upon vest may be deposited. The Participant understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company. The Participant further understands that withdrawing consent may affect the Participant’s ability to participate in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the day and year first above written.

COMPANY: 3COM CORPORATION	PARTICIPANT:

By: _________________________________	_________________________________

Title:

Address:	Restricted Stock Administrator	Address:	________________________
3Com Corporation	________________________
350 Campus Drive	________________________
Marlborough, MA 01752

Exhibit A

[INSERT PERFORMANCE CRITERIA]